Exhibit 99.1

Aimmune Therapeutics Announces Fourth Quarter and Full Year 2015

Financial Results and Provides Corporate Update

─ Company Began 2016 with Approximately $200 Million in Cash and Investments and Its Phase 3 PALISADE Trial Underway for Peanut Allergic Patients ─

─ Late-Breaker Presentation on New AR101 Phase 2 Data This Sunday at AAAAI ─

─ Conference Call and Webcast Today at 5 p.m. Eastern Time / 2 p.m. Pacific Time ─

BRISBANE, California, March 3, 2016 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (characterized oral desensitization immunotherapy) treatments for life-threatening food allergies, today announced financial results for the fourth quarter and full year 2015 and provided a corporate update.  The company recently initiated a pivotal Phase 3 trial, PALISADE, of its lead product candidate, AR101 for the treatment of peanut allergy.

“The year 2015 was a transformational one for Aimmune highlighted by achieving positive Phase 2 results and receiving Fast Track and Breakthrough Therapy Designations for AR101, completing a successful initial public offering, and commencing the pivotal Phase 3 PALISADE trial,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “With PALISADE underway and a strong financial position, we are beginning 2016 with great momentum and a sharp focus on execution. We look forward to sharing additional Phase 2 results on AR101 this Sunday, which we believe demonstrate that long-term desensitization to peanut allergens can be achieved with a favorable safety and tolerability profile.

“With our Phase 3 trial, we hope to replicate the positive Phase 2 results on a much larger scale. We look forward to sharing our progress in the year ahead and are extremely excited about the potential of AR101 to become the first FDA- and EMA-approved oral immunotherapy, capable of providing reliable protection to accidental exposure for the millions of peanut-allergic children, adolescents, and adults in the United States and Europe.”

AR101 Highlights

Late-Breaker Presentation on AR101 at AAAAI Meeting Sunday, March 6, 2016. As previously announced, Dr. J. Andrew Bird will present data on the efficacy and safety of AR101 for the treatment of peanut allergy from the ARC002 Phase 2 follow-on trial at the American Academy of Allergy, Asthma, and Immunology (AAAAI) meeting on Sunday, March 6, 2016, at 2:30 p.m. Pacific Time (Abstract #L60). Patients who completed ARC001, the initial Phase 2 trial, were eligible to participate in ARC002, an open-label study designed to evaluate the long-term safety, efficacy and tolerability of AR101. All abstracts for the 2016 AAAAI Annual Meeting are available at www.jacionline.org.

Pivotal Phase 3 PALISADE Trial Underway. In January 2016, Aimmune enrolled the first patient in the pivotal Phase 3 PALISADE (Peanut ALlergy oral Immunotherapy Study of Ar101 for DEsensitization in children and adults) trial. PALISADE is an international, randomized, double-blind, placebo-controlled trial of AR101, which is expected to enroll approximately 500 peanut-allergic children, adolescents and adults ages 4-55 years. PALISADE’s primary endpoint is the proportion of patients who are able to tolerate at least 1,043 mg cumulative of peanut protein (equivalent to approximately 3 to 4 peanuts) at 12 months after initiation of therapy.

Regulatory Progress. In June 2015, Aimmune received Breakthrough Therapy Designation for AR101 from the U.S. Food and Drug Administration (FDA), and in October 2015, Aimmune received approval from the European Medicines Agency (EMA) for the company’s pediatric investigation plan, or PIP, for AR101 for the treatment of peanut allergy.

Anticipated Milestones

Pivotal Phase 3 PALISADE Trial of AR101: (1) complete enrollment in the second half of 2016; (2) complete up-dosing of patients in first half of 2017; and (3) complete trial in the second half of 2017.

Additional Clinical Trials: Aimmune is planning to conduct additional clinical trials of AR101 including ARC004, an open-label rollover trial from PALISADE, expected to begin in the fourth quarter of 2016 and ARC005, a pediatric study that will include children ages one to three, expected to begin in the second half of 2017.

Additional Product Candidates: Aimmune is developing new product candidates leveraging its proprietary CODIT™ approach. The company expects to file an investigational new drug application for egg allergy in late 2016, followed by a third product candidate in 2017.

Fourth Quarter and Full Year 2015 Financial Results

For the fourth quarter and year ended December 31, 2015, net loss was $16.0 million and $35.8 million, respectively. This compares to net loss of $3.6 million and $11.1 million for the comparable periods in 2014.

On a per share basis, net loss for the fourth quarter and year ended December 31, 2015, was $0.39 and $1.88, respectively.  This compares to net loss per share of $1.24 and $3.80 for the comparable periods in 2014. The weighted average shares outstanding for the fourth quarter and year ended December 31, 2015, were 41.6 million and 19.0 million shares, respectively, compared to 2.9 million and 2.9 million shares for the comparable periods in 2014. On August 5, 2015, Aimmune completed its initial public offering (IPO), at which time its Series A and Series B preferred stock was converted to common stock. At December 31, 2015, Aimmune had 42.2 million shares of common stock outstanding.

Research and development expenses were $10.8 million for the fourth quarter of 2015 and $19.8 million for the year ended December 31, 2015, compared to $2.7 million and $8.2 million, respectively, for the comparable periods in 2014. This increase was primarily due to increased clinical trial and contract manufacturing costs and additional personnel related costs to support the pivotal Phase 3 trial of AR101.

General and administrative expenses were $5.4 million for the fourth quarter of 2015 and $16.2 million for the year ended December 31, 2015, compared to $0.9 million and $3.0 million, respectively, for the comparable periods in 2014. This increase was primarily due to additional personnel to support the company’s growth and consulting services incurred for market research and commercial strategy.

Cash, cash equivalents and investments totaled $199.8 million at December 31, 2015, compared to $2.3 million at December 31, 2014. Total cash, cash equivalents and investments at December 31, 2015, reflected the net proceeds from Aimmune’s IPO in August 2015 and Series B issuance prior to the IPO.

Conference Call and Webcast

Aimmune management will discuss the Company’s financial results for the fourth quarter and full year of 2015 and provide a general business update during a conference call beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, March 3, 2016. To listen to a live webcast of the conference call, visit the Events page under Investor Relations at www.aimmune.com. Alternatively, participants may dial 1-877-497-1438 (U.S.) or 1-262-558-6296 (international) and provide the conference call passcode 60127471 to join by phone.

An archived replay of the webcast will be available on the Events page under Investor Relations at www.aimmune.com for 30 days. An audio-only phone replay will be available until 11:59 p.m. EST on March 7, 2016. Access numbers for the phone replay are 1-855-859-2056 (U.S.) and 1-404-537-3406 (international); the passcode is 60127471.

About AR101 and CODIT™

Aimmune Therapeutics is developing AR101 as a potential desensitization therapy for patients with peanut allergy to provide them with protection from peanut allergens at a level believed to substantially exceed the amount typically encountered in an accidental exposure. AR101 is a complex formulation of naturally occurring peanut proteins and pharmaceutical-grade inactive ingredients. Aimmune tests AR101 for three key allergenic proteins (Ara h1, h2 and h6), which are representative of the full range of peanut allergens. This process ensures the consistency of AR101 and enables the convenient dosing of consistent amounts of peanut protein with well-defined concentrations of peanut allergens. Patients ingest AR101 mixed into small amounts of palatable, age-appropriate food.

AR101 is part of Aimmune’s approach to treating food allergies using its characterized oral desensitization immunotherapy, or CODIT™, system. The CODIT system leverages extensive independent scientific research on oral immunotherapy, or OIT, demonstrating that food allergy patients can be desensitized to food allergens by being administered well-defined, gradually increasing doses of the allergen over a period of months. Aimmune’s CODIT system is designed to precisely control the amounts of the allergens administered in a systematic dosing regimen, beginning with very low doses of the allergens. Once a patient attains desensitization to a clinically meaningful level, the patient continues to take a low daily maintenance dose of AR101 in order to maintain the desensitization.

The FDA has granted AR101 both Fast Track Designation and Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age.

About Food Allergies

Food allergies are a significant and growing health problem in the United States, Europe and throughout the developed world. It is estimated that more than 30 million people in the United States and Europe have a food allergy, and more than five million people in the United States and Europe have peanut allergy, including more than two million children. The prevalence of peanut allergy in children in the United States is estimated to have increased at a constant annual growth rate of approximately 10 percent between 1997 and 2008, and experts believe it has continued to rise since 2008. For people living with food allergies, certain foods can cause severe allergic reactions, including potentially life-threatening anaphylaxis. There are no approved medical therapies to cure food allergies or prevent their effects. Currently, food-allergic patients manage their condition by strict allergen avoidance and carrying epinephrine auto-injectors for use in case of accidental exposure. Thus, in addition to the unmet medical need, food allergies can impose a significant quality of life burden. For more information, please see www.foodallergy.org and www.niaid.nih.gov/topics/foodallergy.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for peanut allergy and other life-threatening food allergies. The company’s characterized oral desensitization immunotherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune Therapeutics initiated the Phase 3 PALISADE trial of its lead product, AR101, a complex mixture of natural peanut proteins and pharmaceutical-grade ingredients for the treatment of peanut allergy, one of the most common food allergies, in early 2016. AR101 has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 trial, including its expected size and the timing of enrollment and completion of the trial; Aimmune’s expectations regarding the additional clinical trials for AR101, including timing of initiation and release of data; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations regarding the timing of filing INDs for its egg allergy and other development program; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel.  These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2015 filed on or about the date of this release. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2015 (unaudited)	December 31, 2014 (1)
Assets
Cash and cash equivalents	$76,677	$2,269
Short-term investments	115,158	—
Prepaid expenses and other current assets	5,622	106
Total current assets	197,457	2,375
Long-term investments	7,992	—
Property and equipment, net	2,702	87
Restricted cash	—	40
Prepaid expenses and other assets	4,210	29
Total assets	$212,361	$2,531

Liabilities and Stockholders’ Equity
Current liabilities	$5,098	$1,804
Other liabilities	1,012	56
Stockholders’ equity	206,251	671
Total liabilities and stockholders’ equity	$212,361	$2,531

(1) Derived from the audited financial statements, included in the company's registration statement on Form S-1 dated August 5, 2015.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Operating Expenses
Research and development (1)	$10,766	$2,712	$19,816	$8,181
General and administrative (1)	5,389	923	16,181	2,951
Total operating expenses	16,155	3,635	35,997	11,132
Loss from operations	(16,155)	(3,635)	(35,997)	(11,132)
Interest income, net	147	—	181	12
Net loss	$(16,008)	$(3,635)	$(35,816)	$(11,120)

Net loss per common share, basic and diluted	$(0.39)	$(1.24)	$(1.88)	$(3.80)
Shares used in computing net loss per basic and diluted share (2)	41,576,095	2,935,518	19,041,124	2,928,896

(1) Includes employee stock-based compensation expense of:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Research and development	$2,126	$9	$2,522	$23
General and administrative	1,280	20	$3,635	$54
Total stock-based compensation expense	$3,406	$29	$6,157	$77

(2) At December 31, 2015, Aimmune had 42,238,900 shares of common stock outstanding.

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Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Amanda Breeding, Edelman

(415) 229-7649

amanda.breeding@edelman.com